Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 of Prudential Bancorp, Inc. of our report dated December 14, 2015, relating to our audits of the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears on Form 10-K of Prudential Bancorp, Inc. for the year ended September 30, 2015.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

Wexford, Pennsylvania

November 8, 2016

S.R. Snodgrass, P.C. * 2100 Corporate Drive, Suite 400 * Wexford, Pennsylvania 15090-8399 * Phone: (724) 934-0344 * Facsimile: (724) 934-0345